                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)

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[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                            AMSERV HEALTHCARE INC.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                            AMSERV HEALTHCARE INC.
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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Notes:

                               PRELIMINARY COPY

                            AMSERV HEALTHCARE INC.
                         3252 Holiday Court, Suite 204
                          La Jolla, California 92037
                                (619) 597-1000

                        REVOCATION OF CONSENT STATEMENT
                         OF THE BOARD OF DIRECTORS OF
                            AMSERV HEALTHCARE INC.


     This Revocation of Consent Statement is furnished by the Board of Directors (the "Board") of AMSERV HEALTHCARE INC. (the "Company") to the holders of outstanding shares of common stock, par value $.01 per share ("Common Stock"), and outstanding shares of Class B Preferred Stock, par value $.01 per share ("Class B Preferred," and together with the Common Stock, collectively, the "Voting Stock"), of the Company in opposition to the solicitation by Stockbridge Investment Partners, Inc. ("Stockbridge") and the other members of its group (collectively, the "Stockbridge Group") of written stockholder consents to (i) remove the five current members of the Board and (ii) elect as directors five persons designated by the Stockbridge Group to fill the vacancies created by such removals. This statement and the enclosed form of revocation of consent are first being mailed to stockholders on or about February ___, 1996.

     Stockbridge has sought to merge an affiliate of Stockbridge into the Company for over a year, threatening proxy fights, consent solicitations and other hostile acts. After having participated in a full and fair review process with other interested parties, the Board selected a superior merger alternative with Star Multi Care Services, Inc. ("Star"), a primary provider of home care services. Now Stockbridge asks the Company's stockholders to replace the Board with its nominees without -
                  -------

         . Providing any economic alternative to the Star merger proposal; or
                     ---

         . Offering the Company's stockholders any premium for turning control
                                               ---
           over to Stockbridge's nominees.


     The material features of the plan proposed by the Stockbridge Group (the "Stockbridge Plan") consist merely of the relocation of the Company's corporate offices to a Stockbridge facility in Massachusetts, the evaluation of the qualifications of existing management personnel (and the employment of two principals of Stockbridge as executive officers of the Company), and the consideration of acquisitions of businesses in the healthcare industry. The Board has already considered acquisitions of businesses in the healthcare industry (see "Background of the Consent Solicitation" below for a discussion of the review process by which the Board considered potential business combinations involving the Company), and the Board determined that the Star merger proposal was the most favorable to the Company's stockholders. Based on discussions between the Board and Stockbridge (also discussed below under "Background of the Consent Solicitation"), the Board believes that Stockbridge's intentions are to obtain control of the Board, terminate the proposed merger with Star and enter into an inferior transaction with an affiliate of Stockbridge.

     The Board recommends that stockholders -


         . Reject Stockbridge's efforts to replace the Board with its nominees;
           and


         . Consider the proposed merger with Star (described below under "Proposed Merger With Star"). Pursuant to Delaware law, the merger is subject to the approval of the Company's stockholders.

     THE BOARD OF DIRECTORS OF THE COMPANY OPPOSES THE STOCKBRIDGE GROUP'S SOLICITATION OF CONSENTS AND URGES YOU NOT TO SIGN OR RETURN ANY CONSENT CARD
                                       ---
SENT TO YOU BY THE STOCKBRIDGE GROUP.

     IF YOU HAVE PREVIOUSLY EXECUTED A BLUE CONSENT CARD SOLICITED BY THE STOCKBRIDGE GROUP, THE BOARD URGES YOU TO REJECT THE STOCKBRIDGE GROUP'S
                                          ------
SOLICITATION BY PROMPTLY MARKING, SIGNING AND DATING THE ENCLOSED WHITE REVOCATION OF CONSENT CARD AND MAILING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED.

     Questions concerning the voting of your shares of Voting Stock should be directed to the Company's proxy solicitor, Georgeson & Company Inc., toll-free at (800) 223-2064.

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

                             THE STOCKBRIDGE GROUP

     In general, the Stockbridge Group is seeking written consents of the Company's stockholders to remove from the Board the five current directors, who are Eugene J. Mora, Melvin L. Katten, Michael A. Robinton, George A. Rogers and Ben L. Spinelli, and to replace such directors with five persons designated by the Stockbridge Group. The Stockbridge Group's nominees to serve as directors of the Company (the "Stockbridge Nominees") are Thomas M. Clarke, Lawrence B. Cummings, Stanley J. Evans, Thomas A. White and Brian A. Lingard.


     THE BOARD OF DIRECTORS OF THE COMPANY BELIEVES THAT THE STOCKBRIDGE PLAN IS NOT IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS AND URGES STOCKHOLDERS
---
TO REJECT THE STOCKBRIDGE PLAN FOR THE REASONS SUMMARIZED BELOW.
   ------



     Following a comprehensive three-month review process by which the Board, with the assistance of its financial advisor, Batchelder & Partners, Inc. ("Batchelder"), carefully considered seven proposals for potential business combinations, the Company recently entered into a merger agreement with Star. Batchelder issued to the Company an opinion relating to the fairness of the proposed merger from a financial standpoint. The proposed merger is structured as a stock transaction intended to qualify as a tax free reorganization. Pursuant to the merger agreement, each outstanding share of the Company's Common Stock would be converted into 0.409 shares of Star's common stock ("Star Common Stock"), representing a ratio of one share of Star Common Stock for each 2.445 shares of the Company's Common Stock. Following the merger, the Company would become a wholly-owned subsidiary of Star and would be managed by the current management of Star. The merger is subject to the approval of stockholders of both companies and other conditions. If the merger is not consummated because the Board determines in good faith with the advice of outside legal counsel that, in the exercise of its fiduciary obligations, such termination is required by reason of an agreement with a third party with respect to a business combination or similar transaction, the Company is obligated to pay Star a fee of $250,000 plus reasonable out-of-pocket fees and expenses up to $200,000. See "Proposed Merger With Star" for a more detailed discussion of the terms of the merger.


     As noted below, Stockbridge was invited to and did participate on a fair and equal basis with other participants in the review process. Stockbridge submitted a proposal for the merger of its wholly-owned subsidiary, York Hannover Pharmaceuticals, Inc. ("York"), with the Company. However, such proposal was rejected by the Board as less favorable to the Company's stockholders than Star's proposal.


     The material terms of the six proposals which the Board rejected, including Stockbridge's proposal (which is also described below under "Background of the Consent Solicitation"), are as follows: Proposal #1 (Stockbridge's proposal):
Stockbridge sought to merge York with the Company in a transaction to be accounted for as a "pooling of interests" whereby Stockbridge (as the sole stockholder of York) would own 27.5% of the combined company and current stockholders of the Company would hold the remaining 72.5%; the board of directors of the combined company would be composed of five members - two selected by Stockbridge, two incumbents, one of which would be Mr. Mora, and one non-affiliated director to be selected by the other four directors; Mr. Clarke and Mr. Cummings, two principals of Stockbridge, would enter into employment agreements with the combined company to be President and Chief Executive Officer, respectively, at base salaries not to exceed $100,000 each; Mr. Cummings also would serve as Chairman of the Board. Proposal #2: a private company in the health care industry sought to merge with the Company in a "pooling of interests" transaction whereby such company would own 80% of the combined company and current stockholders of the Company would hold the remaining 20%. Proposal #3: a private company in the health care industry sought a merger with the Company in a "pooling of interests" transaction whereby each of the private company and the Company would own 50% of the combined company. Proposal #4: a private company in the food processing industry sought to merge with the Company in a

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"pooling of interests" transaction whereby the private company would own 82.5%
of the combined company and current stockholders of the Company would own the remaining 17.5%. Proposal #5: a public company in the chemical industry, with some health care operations, sought a combination with the Company through either an asset purchase or a stock purchase; consideration would be either the public company's common stock, cash or a combination of common stock and cash. Proposal #6: a public company in the health care industry sought to merge with the Company in a "pooling of interests" transaction whereby the public company would own approximately 83.4% of the combined company and current stockholders of the Company would own the remaining 16.6%.


     The Board reviewed each proposal in light of various valuation methodologies provided by Batchelder, which included relative contribution to sales and net income, historical prices and trading volumes, private company discount factors and such other financial analysis as deemed appropriate. The Board considered Batchelder's analysis, together with other factors such as strategic fit with the Company and management's experience and reputation, in reviewing each of the proposals and determined that Star's proposal was more advantageous to the Company's stockholders than that of Stockbridge for the following reasons:


         . Star is a public company with current estimated revenues for fiscal
           1996 of $35 million. York is a small private company whose only revenue stream is derived from a minority interest in a limited partnership. Such partnership interest was initiated in mid-1995. Accordingly, the partnership has no meaningful historical operations or audited financial statements.


         . Star's management team has a proven track record and is well-known in the home care industry. Stockbridge's management team has little or no experience in such industry.


         . Stockbridge's proposal required a reconstituted board of directors and a new Chairman and Chief Executive Officer, despite the fact that Stockbridge (as the sole stockholder of York) would own less than one-third of the combined company.

         . Under Stockbridge's proposal, York would contribute negative book value, substantially reducing the net book value of the combined company.


     According to the Stockbridge Group's Consent Statement (the "Stockbridge Consent Statement") filed with the Securities and Exchange Commission (the "Commission") on January 16, 1996, the Stockbridge Nominees intend to consider the acquisition of businesses in the healthcare industry, including affiliates of Stockbridge. If the Stockbridge Group were truly interested in enhancing value for all of the Company's stockholders, why would it not be satisfied with the Board's review process and its ultimate decision to select Star's proposal? Why, instead, would the Stockbridge Nominees consider approving a proposal to merge with an affiliate of Stockbridge, such as that recently considered by the Board and rejected as inferior to Star's proposal?


     Based on discussions between the Board and Stockbridge, the Board believes that the Stockbridge Group intends to obtain control of the Board, terminate the proposed merger with Star and merge one or more affiliates of Stockbridge with the Company - all on terms dictated by the Stockbridge Group - and as stated in the Stockbridge Consent Statement, the Stockbridge Nominees specifically do not intend to adopt any special policies with regard to conflicts of interest. The Stockbridge Group has indicated that a merger involving an entity affiliated with Stockbridge would be subject to approval by unaffiliated stockholders. But the question remains, why present such a proposal to the stockholders when the Board recently considered and rejected such a proposal in favor of a much more beneficial proposal for ALL stockholders?

     The Stockbridge Consent Statement also indicates that the Stockbridge Group intends to employ Mr. Clarke and/or Mr. Cummings, two members of its group, as executive officers of

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


the Company. Even though these individuals are also officers and stockholders of Stockbridge, the Stockbridge Nominees do not intend to adopt any special policies with regard to conflicts of interest. In addition, the Stockbridge Nominees intend to relocate the executive offices of the Company to a facility of Stockbridge in Massachusetts. The Stockbridge Group affirmatively states in the Stockbridge Consent Statement, however, that such move would not be submitted to the Company's stockholders for approval, and again, the Stockbridge Nominees do not intend to adopt any special policies with regard to conflicts of interest.


     The Board believes that the fundamental question posed by the Stockbridge Group's solicitation is whether allowing the Stockbridge Nominees to obtain control of the Company's Board of Directors and carry out the Stockbridge Plan is in the best interests of the Company's stockholders. In the Board's opinion, the Stockbridge Plan is not in the best interests of the Company's stockholders. The Stockbridge Nominees intend to establish no safeguards against self-dealing on the part of the Stockbridge Group, as described above. Furthermore, judging from the biographies of the Stockbridge Nominees set forth in the Stockbridge Consent Statement, the Stockbridge Nominees have little or no experience as officers or directors of public companies, especially public companies in the home care industry. In contrast, a summary of the extensive business experience and other qualifications of the incumbent directors whom the Stockbridge Group seeks to remove is set forth below under "Directors and Officers-Directors."



     It is important to note, in determining whether the Stockbridge Plan is truly in the best interests of the Company's stockholders, that if the Stockbridge Nominees are elected, the Stockbridge Group intends to request reimbursement from the Company for expenses incurred in connection with the Stockbridge Group's solicitation, which are estimated in the Stockbridge Consent Statement to total approximately $250,000. And the Stockbridge Group affirmatively states that such request will NOT be submitted to a vote of the Company's stockholders. The Company has already spent approximately $380,000 fighting the Stockbridge Group's solicitation and estimates that such expenses may ultimately total in excess of $500,000. The Board is looking out for your best interests, and believes such interests are not furthered by paying the Stockbridge Group's expenses.

                     BACKGROUND OF THE CONSENT SOLICITATION


     On January 24, 1995, Mr. Clarke met with Mr. Mora, Chairman, Chief Executive Officer and President of the Company, and proposed that the Board consider a business combination in which the Company would merge with York, a wholly-owned subsidiary of Stockbridge. The terms of the proposal contained few specifics other than a business combination analysis which used actual historical results for the Company but (i) included revenues from unspecified acquisitions for York, (ii) indicated an unspecified $15,000,000 financing arrangement for York, and (iii) proposed that Stockbridge receive 57% of the combined company. The Board found this proposal to be unacceptable, believing that it would not enhance value for all of the Company's stockholders.


     On January 26, 1995, Mr. Clarke presented a revised version of his January 24, 1995 proposal to the Board. The terms of Mr. Clarke's revised proposal involved possibly structuring a two step plan. The first step would merge York with the Company, providing Stockbridge with a 40% interest in the Company. In the second step, York would then assign its contracts to purchase certain pharmaceutical and medical supply businesses in Florida to the Company.



     By letter dated January 31, 1995, Mr. Mora advised Mr. Clarke that the Board had reviewed the merger proposal and requested additional information from Mr. Clarke for purposes of its evaluation of such proposal, including, among other things, audited financial statements for York and a profile of York's business, management, products, services and customer base.

     On February 9, 1995, the Stockbridge Group filed a Schedule 13D with the Commission, reporting the Stockbridge Group's ownership of an aggregate of 148,000 shares (approximately 5.0%) of the Common Stock. The Schedule 13D disclosed that, of the 148,000 shares of Common Stock beneficially owned by the Stockbridge Group, 146,000 shares had been purchased within three months of the filing.

     On February 15, 1995, Stockbridge and the Company entered into a confidentiality agreement with respect to information shared between the parties.

     On February 21, 1995, Mr. Clarke submitted to Mr. Mora certain unaudited summary financial information regarding York, but failed to include York's audited financials or any of the other information requested in Mr. Mora's letter dated January 31, 1995. On February 27, 1995, Mr. Mora spoke with Mr. Clarke and reiterated the Board's desire to review such information in order to fairly consider Stockbridge's merger proposal.


     By letter dated March 2, 1995, Mr. Clarke requested to inspect the list of stockholders of the Company and other related information. By letter dated March 9, 1995, the Company agreed to make available to Mr. Clarke the Company's stock ledger, list of registered stockholders and transfer sheets showing changes in the list of stockholders. The other information requested by Mr. Clarke, including magnetic computer tapes, non-objecting beneficial owner lists and other lists of beneficial owners not identified on the stock ledger, was not in the possession and control of the Company and therefore was not provided to Mr. Clarke.

     On March 6, 1995, the Board established a special committee (the "Special Committee"), consisting of Messrs. Robinton, Rogers and Spinelli, to evaluate Stockbridge's merger proposal and any third party proposals which may be received.

     On March 8, 1995, Mr. Clarke telephoned Mr. Mora regarding the status of the Board's review of Stockbridge's merger proposal. Mr. Mora informed Mr. Clarke that the Board could not properly consider the proposal without the additional information it had requested. Mr. Mora said that he would send another request to Mr. Clarke for the desired information. By letter dated March 14, 1995, Mr. Mora again requested the information from Mr. Clarke. As before, Mr. Clarke failed to respond to such request.

     On April 1, 1995, following discussions with several potential financial advisors, the Board retained Batchelder & Partners, Inc. ("Batchelder"), an investment banking and financial advisory firm, to assist the Board in evaluating Stockbridge's merger proposal. See "Solicitation of Revocations-Cost and Method" for more detailed information regarding Batchelder.

     By letter dated April 5, 1995, Mr. Mora reiterated the Board's request for information and invited Mr. Clarke to meet with the directors at the Board's April 27, 1995 meeting. Mr. Mora received no response from Mr. Clarke regarding such invitation.

     By letter dated April 6, 1995, Mr. Clarke withdrew Stockbridge's merger proposal and filed a written consent to remove from the Board three of the five current directors, and to replace such directors with three persons designated by the Stockbridge Group.


     Pursuant to a stock purchase agreement between the Company and North Central Personnel, Inc. ("NCP") dated as of April 7, 1995, the remaining balance ($833,334) and related accrued interest on a promissory note issued to NCP in partial payment for all of NCP's assets and property were exchanged for 426,794 shares of Class A Redeemable Preferred Stock, par value $.01 per share ("Class A Preferred"), of the Company. Subsequently, 85,359 of such shares were redeemed and the remaining 341,435 shares were exchanged for 260,141 shares of Class B Preferred. See "Certain Relationships and Related Transactions" for a more detailed discussion of such transaction.

     On April 13, 1995, the Board held a special meeting pursuant to the Company's bylaws to establish a record date for purposes of the Stockbridge Group's consent solicitation. The Board set April 21, 1995 as such record date.


     On April 27, 1995, Stockbridge commenced litigation in the Court of Chancery of the State of Delaware in and for New Castle County (the "Delaware Litigation") against the Company and its current directors, seeking an order rescinding the transactions by which the Company exchanged a promissory note held by NCP for 426,794 shares of Class A Preferred and partially financed the exercise by Mr. Mora of stock options to acquire 177,562 shares of Common Stock, and preliminarily and permanently enjoining the Company from recognizing such stock, as well as any stock proposed to be issued in connection with a letter of intent referred to in the Company's April 13, 1995 press release, as validly issued for purposes of voting or exercising rights to consent. For a more detailed discussion of the Delaware Litigation, see "Certain Litigation" below.


     On May 3, 1995, Batchelder met with Mr. Clarke and Mr. Cummings regarding Stockbridge's merger proposal. Mr. Clarke informed Batchelder that Stockbridge was still very interested in pursuing a business combination involving the Company and York. Batchelder responded that the Board also desired to engage in further discussions regarding such matter and was hopeful of receiving the additional information it had previously requested. Mr. Clarke indicated that Stockbridge would provide all information requested by Batchelder for purposes of conducting due diligence with respect to Stockbridge's merger proposal.

     On May 15, 1995, after determining that a proper defense against the claims in the Delaware Litigation would be very costly and that such expense would not be in the best interests of the Company's stockholders, the Board entered into a Standstill Agreement and a Settlement Agreement and Release with Stockbridge, both dated as of May 12, 1995 (collectively, the "Settlement Agreements"), to enable the parties to continue discussions and receive more detailed information regarding a potential merger without disadvantaging either party's position. Pursuant to the Settlement Agreements, Stockbridge agreed, among other things, to (i) revoke the consent delivered April 7, 1995, (ii) suspend its solicitation of consents to remove a majority of the Company's Board of Directors and (iii) dismiss with prejudice the Delaware Litigation. In addition, the parties agreed that Stockbridge could pursue a renewed consent solicitation, with a new record date, following the expiration of the Standstill Agreement on June 11, 1995, and that such solicitation would not last more than 30 days. For a more detailed discussion of the Settlement Agreements, see "Certain Litigation" below.


     Also on May 15, 1995, pursuant to the Settlement Agreements, Stockbridge delivered to the Company a written notice indicating its intent to pursue a renewed consent solicitation (which solicitation could not be commenced until after June 11, 1995 nor last more than 30 days, as described above). Pursuant to the Settlement Agreements, the Board held a special meeting and established a record date of May 12, 1995 for purposes of such solicitation.

     On May 23, 1995, Batchelder met with Mr. Cummings regarding Stockbridge's merger proposal and the status of Batchelder's due diligence review. In the course of such review, Batchelder had numerous telephone discussions with Mr. Clarke regarding the business and affairs of Stockbridge and York.


     On June 8, 1995, at a special meeting of the Board of Directors, Batchelder informed the Board that Batchelder was continuing its due diligence review of Stockbridge and York, and in a separate part of the meeting, Mr. Clarke and Mr. Cummings made a presentation regarding the background of Stockbridge and its business objectives with respect to a business combination involving York and the Company. The Board again requested from Messrs. Clarke and Cummings: audited financial statements for York, a financing commitment and a review of current long-term debt, before the Board could evaluate the proposed merger.

     On June 12, 1995, the Board entered into a Renewed Standstill Agreement with Stockbridge dated as of June 9, 1995 which provided for an additional 60-day period in which the Company would continue discussions with Stockbridge and other interested parties with regard to a potential business combination. As noted above, the original Standstill Agreement was scheduled to expire on June 11, 1995. During the extended standstill period which was scheduled to expire on August 10, 1995, the Company and Stockbridge agreed to suspend activities related to the solicitation of consents and to refrain from engaging in transactions which could affect the outcome of any renewed consent solicitation by Stockbridge.

     On June 16, 1996, the Company received from Stockbridge a notice of intention to act by written consent pursuant to the Renewed Standstill Agreement dated June 9, 1995, for which the Board set the record date of June 16, 1995.

     On July 18 and 19, 1995, Batchelder visited Stockbridge's offices for due diligence review, and met with their investment bankers.


     On August 10, 1995, at a quarterly meeting of the Board of Directors, Batchelder updated the Board by telephone that all of the requested information from Stockbridge regarding York had still not been received. Stockbridge provided the Board with audited financial statements for Stockbridge and a preliminary financing arrangement. However, Stockbridge failed to provide the requested information regarding York, including audited financial statements, and a firm financing commitment. Batchelder repeatedly informed Mr. Clarke both before and after the August 10, 1995 meeting that the Board was still waiting for the requested information and that, without such information, Stockbridge had not satisfied all aspects of the Board's due diligence review.


     Following the August 10, 1995 meeting, arrangements were made for Mr. Cummings and an investment banking firm, IBJ Schroeder Bank and Trust Company ("IBJ"), to visit the New Jersey offices of the Company during the week of August 21, 1995. On August 21, 1995, Batchelder received a telephone call from Mr. Clarke, however, who stated that he had decided to cancel all due diligence scheduled for the Company at that time. Mr. Clarke informed Batchelder that he intended to secure a financing commitment based only on York's business, rather than on that of the Company and York combined, and that no due diligence on the Company would therefore be necessary. No representative of either Stockbridge or IBJ visited the Company's New Jersey offices during the week of August 21, 1995.


     On August 23, 1995, the Delaware Court of Chancery ordered the Company to reimburse Stockbridge for legal fees in the amount of $50,000 incurred in connection with the Delaware Litigation, which the Company paid on September 1, 1995.

     By letter dated September 18, 1995, Stockbridge indicated its intent to act by written consent and requested that the Board set a record date for such consent.

     On October 18, 1995, the Board announced its intention to broaden its review of potential business combinations by expanding the group of potential merger partners and including transactions involving consideration consisting of cash or a combination of cash and securities, and to invite Stockbridge to participate on a fair and equal basis with other participants in such process. Also on October 18, 1995, the Company entered into an agreement with Stockbridge pursuant to which Stockbridge withdrew the written notice delivered to the Company on September 18, 1995 and agreed not to commence any other consent solicitation with respect to the Company or deliver any other such notice until the earlier of January 1, 1996 or the conclusion of the process by which the Board would consider potential business combinations involving the Company.


     On November 13, 1995, Stockbridge submitted to the Board what it characterized as a "pre-emptive" proposal. Such proposal consisted of a business combination between the Company

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and York whereby Stockbridge would own 27.5% of the combined company. The board of directors of the combined company would be composed of five members - two selected by Stockbridge, two incumbents, one of which would be Mr. Mora, and one non-affiliated director to be selected by the other four directors. Under the proposal, Mr. Clarke and Mr. Cummings would enter into employment agreements with the combined company to be President and Chief Executive Officer, respectively, at base salaries not to exceed $100,000 each. Mr. Cummings also would serve as Chairman of the Board. Stockbridge believed that, as a "pre-emptive" proposal, its offer was so favorable to the Company's stockholders that the Board should terminate its review process and no longer accept any other proposals.


     At a special meeting of the Board on December 1, 1995, after discussions with Batchelder, the Board decided that Stockbridge's proposal was not "pre-emptive" and requested that Batchelder inform Mr. Clarke that the proposal would be evaluated later along with other proposals that were expected to be received in accordance with the review process previously established by the Board.


     In connection with the review process, Batchelder distributed materials regarding the Company to interested parties across the country and solicited proposals for potential business combinations. In response to such solicitation, the Company received six proposals. Despite a written request, Batchelder received no response from Stockbridge for a "best and final" proposal to include among the group. Nonetheless, the Board decided to consider Stockbridge's original proposal submitted on November 13, 1995 as its "best and final" proposal, bringing the total number of proposals under consideration to seven.

     From November 1995 to January 1996, the Board, with the assistance of Batchelder, carefully considered each of the seven proposals to determine which would most benefit the Company's stockholders. In January 1996, the Board authorized Batchelder and the Company's officers to commence negotiations with respect to the most favorable proposal, the Star proposal.

     By letter dated January 8, 1996, Stockbridge again indicated its intent to act by written consent and requested that the Board set a record date for such consent. On January 16, 1996, Stockbridge filed preliminary consent materials with the Commission seeking to remove the five current members of the Board and to replace each member with a Stockbridge nominee.


     On January 9, 1996, following extensive negotiations, the Board confirmed that the proposal from Star was the most favorable to the Company's stockholders and authorized the Company to negotiate and enter into a letter of intent to merge with Star. Such letter of intent was subsequently superseded by a definitive merger agreement, which is described under "Proposed Merger With Star."

     On January 19, 1996, the Board held a special meeting pursuant to the Company's bylaws to establish a record date for purposes of the Stockbridge Group's renewed consent solicitation. The Board set January 29, 1996 as such record date.

     Also on January 19, 1996, the Board, in an effort to assure that all of the Company's stockholders receive fair and equal treatment in the event of any proposed takeover of the Company, adopted a Stockholder Rights Plan. Under the Plan, the Board declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of Common Stock. Each right entitles stockholders to buy one one-hundredth of a share of newly created Class C Junior Participating Preferred Stock of the Company at an exercise price of $12.50.
The rights will be exercisable if a person or group acquires 10% or more of the Common Stock or announces a tender offer for 10% or more of the Common Stock. The Board will be entitled to redeem the rights at $.001 per right at any time before the tenth day after a person has acquired 10% or more of the outstanding Common Stock. If a person acquires 10% or more of the outstanding Common Stock, each right will entitle its holder to purchase, at the right's then-current exercise price, a number of shares of Common Stock having a market value at the time of twice the right's exercise price. Rights held by the 10% holder will become void and will not be exercisable to purchase shares at the bargain purchase price. If the Company is acquired in a merger or other business combination transaction which has not been approved by the Board, each right will entitle its holder to purchase, at the right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the right's exercise price.


     At a special meeting of the Board on February 9, 1996, after discussions with Batchelder (which included receiving from Batchelder an opinion relating to the fairness of the proposed merger from a financial standpoint) and the Company's outside legal counsel, the Board approved, and the Company executed, a definitive merger agreement with Star. See "Proposed Merger With Star" for a more detailed discussion of the merger agreement.

                           PROPOSED MERGER WITH STAR


     On February 9, 1996, the Board approved, and the Company executed, an Agreement and Plan of Merger with Star (the "Merger Agreement"). The Merger Agreement supersedes a letter of intent to merge dated as of January 17, 1996 between the Company and Star. Pursuant to the Merger Agreement, each outstanding share of the Company's Common Stock would be converted into 0.4090 shares of Star's common stock, par value $0.001 per share ("Star Common Stock"), representing a ratio of one share of Star Common Stock for each 2.445 shares of the Company's Common Stock. The proposed merger is structured as a stock transaction intended to qualify as a tax free reorganization. The parties plan to treat the merger as a "pooling of interests" for accounting purposes. Upon consummation of the merger, the Company would be a wholly-owned subsidiary of Star and would be managed by the current management of Star.


     Star is in the business of providing placement services of registered and licensed nurses and home health aides to patients for care at home and, to a lesser extent, temporary health care personnel recruiting to hospitals and nursing homes. In its Forms 10-KSB for the fiscal years ended May 31, 1995, May 31, 1994 and May 31, 1993, Star reported net revenues of $27,088,426, $22,168,356 and $17,379,649, respectively. Star reported net income for such fiscal years of $705,688, $485,880 and $206,009, respectively.


     The price of the Company's Common Stock ranged from a high of 2 1/2 to a low of 2 1/4 on January 17, 1996, the date prior to the public announcement by the Company and Star of their execution of a letter of intent to merge. The high and low sale prices for Star Common Stock on the same date were 7 and 6 1/2, respectively. On the date prior to the public announcement of the execution by the Company and Star of the Merger Agreement, the Company's Common Stock traded at a high of 2 5/8 and a low of 2 1/2, while the price of Star Common Stock ranged from a high of 7 3/8 to a low of 6 3/4 on such date.


     Star Common Stock is quoted on the Nasdaq National Market under the symbol "SMCS." According to Star's Form 10-KSB for the fiscal year ended May 31, 1995, Star had 44 stockholders of record and 500 beneficial owners of the Star Common Stock as of August 21, 1995. As of February 1, 1996, there were 2,309,675 shares of Star Common Stock issued and outstanding, resulting in a market capitalization for Star of approximately $17,000,000. Star did not pay cash dividends on the Star Common Stock during the three years ended May 31, 1995, May 31, 1994 and May 31, 1993.

     Following the merger, the Company's Board of Directors would be filled with Star's designees. Star, however, has agreed to take reasonable efforts promptly after the merger is effected to cause Mr. Mora to be appointed to the board of directors of Star and to be nominated for election by the stockholders of Star at each of the next two annual meetings of Star's stockholders following the effective date of the merger. The Company does not anticipate that any officers or directors of the Company, other than Mr. Mora, would become officers or directors of Star or the surviving entity.


     Under the Merger Agreement, Star has agreed to honor the severance provisions set forth in existing Employment and Consulting Agreements between Mr. Mora and the Company. See "Employment Agreements" for a more detailed discussion of such agreements. The Merger Agreement further provides that the parties understand that Star and Mr. Mora will be discussing possible modifications or amendments to such agreements. Such modifications or amendments may not be entered into, however, without the mutual agreement of Star, the Company and Mr. Mora and unless such modifications or amendments would not jeopardize the ability of the parties to treat the merger as a tax free reorganization or to utilize "pooling of interest" accounting for accounting purposes.


     Leslie Hodge and Lori Anderson are parties to Employment Agreements with the Company which contain severance provisions under which the proposed merger with Star would constitute a "board approved change in control." As a result, if within twenty-four months following the consummation of the proposed merger with Star, Ms. Hodge is terminated without cause or Ms. Hodge terminates her employment for good reason, the Company shall (i) pay to Ms. Hodge a lump sum payment equal to twelve months of the highest monthly base salary received by Ms. Hodge in any one of the past sixty months and (ii) continue Ms. Hodge's benefits for a period of twelve months. Similarly, if within twenty-four months following the consummation of the proposed merger with Star, Ms. Anderson is terminated without cause or Ms. Anderson terminates her employment for good reason, the Company shall (a) pay to Ms. Anderson a lump sum payment equal to six months of the highest monthly base salary received by Ms. Anderson in any one of the past sixty months and (b) continue Ms. Anderson's benefits for a period of six months. For a more detailed discussion of such agreements, see "Employment Agreements."


     The merger is subject to the approval of stockholders of both companies, certain state and regulatory approvals, including from the New York State Public Health Council, and other customary conditions. Either the Company or Star may terminate the Merger Agreement if the merger has not been consummated by July 31, 1996; provided that such date will be extended to November 30, 1996 if (i) the parties did not receive the approval of the New York State Public Health Council before July 31, 1996 and (ii) the President or Vice President and Chief Financial Officer of each of the Company and Star deliver certificates stating that there have not been any material adverse changes in the financial condition, results of operations, properties, business or prospects of their respective companies from the date of the Merger Agreement through July 31, 1996.


     Pursuant to the Merger Agreement, if the merger is not consummated because the Company's Board of Directors determines in good faith with the advice of outside legal counsel that, in the exercise of its fiduciary obligations, such termination is required by reason of an agreement with a third party with respect to a business combination or similar transaction, the Company is obligated to pay Star a fee of $250,000 plus reasonable out-of-pocket fees and expenses up to $200,000.

                             THE CONSENT PROCEDURE

     As noted above, the record date for determination of the stockholders of the Company entitled to execute, withhold or revoke consents relating to the Stockbridge Plan is January 29, 1996 (the "Record Date"). Under Delaware law, consents from the holders of record of a majority of the outstanding shares of Voting Stock are necessary to remove the five current directors of the Company and elect the Stockbridge Nominees to the Board of Directors, and such consents must be delivered to the Company within 60 days of the earliest dated consent delivered to the Company. Currently, no consent has been delivered to the Company in connection with the Stockbridge Group's consent solicitation. However, the Stockbridge Group has stated in the Stockbridge Consent Statement that if it has not received consents sufficient to approve its proposals by the close of business on ____________, 1996, the Stockbridge Group will cease the solicitation of consents pursuant to its consent solicitation and will not deliver to the Company the consents that the Stockbridge Group has received.


     As of the Record Date, there were 3,304,953 shares of Common Stock and 260,141 shares of Class B Preferred (totalling 3,565,094 shares of Voting Stock) outstanding and eligible to vote. Each share of Common Stock and each share of Class B Preferred outstanding is entitled to one vote, voting as a single class, on each matter to be voted. In order for the Stockbridge Group to succeed in its consent solicitation, the unrevoked consents of the holders of record of 1,782,548 shares (constituting a majority of the total number of shares) of Voting Stock outstanding on the Record Date to each of the Stockbridge Group's proposals must be delivered to the Company on or before ____________, 1996.


     FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU NOT TO SIGN ANY BLUE CONSENT CARD SENT TO YOU BY THE STOCKBRIDGE
          ---
GROUP. IF YOU HAVE ALREADY EXECUTED A CONSENT CARD, YOUR BOARD URGES YOU TO MARK, SIGN AND DATE THE ENCLOSED WHITE REVOCATION OF CONSENT CARD AND MAIL IT IN THE POSTAGE-PAID ENVELOPE PROVIDED AS SOON AS POSSIBLE IN ORDER TO REVOKE ANY AND ALL PRIOR CONSENTS.

     For purposes of the Stockbridge Group's consent solicitation, abstentions and broker non-votes are counted in the determination of a quorum, but they are not counted in determining whether a proposal has been approved. Consequently, because the Stockbridge Group must obtain consents from the holders of record of a majority of the outstanding shares of Voting Stock for its proposals to be approved, abstentions and broker non-votes have the effect of a vote to WITHHOLD CONSENT to such proposals.

     Consents may be revoked by delivering a written revocation of consent to the Company, or to the Stockbridge Group. Stockholders are urged, however, to deliver all revocations of consent to the Company, c/o Georgeson & Company Inc., P.O. Box 1006, New York, New York 10268-1006. Any stockholder who so delivers a revocation of consent may restore such consent by executing and delivering to the Stockbridge Group a consent bearing a later date on or before ____________, 1996.

                             DIRECTORS AND OFFICERS

DIRECTORS

     The following table sets forth certain information with respect to each director of the Company.

                                                                        Director
Name                         Age       Position with the Company         Since
----                         ---       -------------------------         -----

Eugene J. Mora                61  Chairman of the Board,                  1986
                                  Chief Executive Officer, President
                                  and Director

Melvin L. Katten              59  Director                                1985

Michael A. Robinton           52  Director                                1981

George A. Rogers              49  Director                                1987

Ben L. Spinelli               61  Director                                1995

     Eugene J. Mora.  Mr. Mora has been Chairman of the Board, Chief Executive
     --------------
Officer and President of the Company since joining the Company on March 2, 1987. He is also Chief Executive Officer of the Company's subsidiaries. Mr. Mora serves as a director of Washington Scientific Industries, Inc., a publicly-held company. From July 1974 through February 1987, he was President of Kidde Business Services, Inc., a temporary and health care services company. Mr. Mora has been a director of the Company since October 1986. Mr. Mora's employment contract with the Company provides that, throughout the term of his employment, the Company will nominate him as a director and that it will use its best efforts to have him elected as a director.

     Melvin L. Katten.  Mr. Katten, an attorney, has been a Senior Partner in
     ----------------
the Chicago law firm of Katten Muchin & Zavis since 1974. He has been a director of the Company since 1985 and is a member of the Audit and Compensation Committees of the Board. Mr. Katten also serves as a director of Washington Scientific Industries, Inc., a publicly-held company.

     Michael A. Robinton.  Mr. Robinton has been President of Petals, Inc. of
     -------------------
Palo Alto, California, a closely-held manufacturing company specializing in children's apparel, since 1990. From 1979 to 1989, he was Vice President, Engineering, and a director of Robinton Products, Inc., a closely-held electronics company located in Sunnyvale, California. He has been a director of the Company since 1981 and is a member of the Audit, Compensation, Stock Option and Special Committees.

     George A. Rogers.  Mr. Rogers has been President and Chief Executive
     ----------------
Officer of PrideStaff, Inc. (formerly known as American Temporary Services, Inc.), of Fresno, California, a provider of temporary personnel services, since 1978. He has been a director of the Company since 1987 and is a member of the Audit, Compensation, Stock Option and Special Committees.

     Ben L. Spinelli.  Mr. Spinelli has been President of BLS Consulting in West
     ---------------
Orange, New Jersey, which provides marketing and business services to banks, since 1992. From 1975 to 1991, he was employed by First Fidelity Bank of Newark, New Jersey, where he served as Executive Vice President prior to retirement. Mr. Spinelli has been a director of the Company since January 1995 and is a member of the Audit, Compensation, Stock Option and Special Committees.

CERTAIN COMMITTEES OF THE BOARD

     The Company has an Audit Committee, a Compensation Committee, a Stock Option Committee and a Special Committee. The Audit Committee, currently comprised of Messrs. Katten, Robinton, Rogers and Spinelli, held one meeting during the fiscal year ended June 24, 1995. The Audit Committee reviews, in consultation with the independent auditors, the audit results and their opinion letter or proposed report of audit and related management letter, if any; reviews the independence of the independent auditors and, in this connection, reviews the engagement of the independent auditors for services of a non-audit nature; consults with the independent auditors and management (together or separately) on the adequacy of internal accounting controls and reviews the results thereof; supervises investigations into matters within the scope of the Committee's duties; and performs such other functions as may be necessary in the efficient discharge of its duties.

     The Compensation Committee, currently comprised of Messrs. Katten, Robinton, Rogers and Spinelli, held two meetings during the fiscal year ended June 24, 1995. The Compensation Committee reviews and makes recommendations to the Board with respect to the compensation of the Company's executive officers.

     The Stock Option Committee, currently comprised of Messrs. Robinton, Rogers and Spinelli, held six meetings during the fiscal year ended June 24, 1995. The Stock Option Committee determines all matters related to the granting of stock options pursuant to the 1991 Stock Option Plan approved by the stockholders of the Company at the annual meeting on November 25, 1991.

     The Special Committee, currently comprised of Messrs. Robinton, Rogers and Spinelli, held no meetings during the fiscal year ended June 24, 1995. The Special Committee was formed in March 1995 to evaluate Stockbridge's merger proposal and any other third party proposals which may be received.

     The Company does not have a Nominating Committee.

ATTENDANCE AT MEETINGS

     The Board held twelve meetings during the fiscal year ended June 24, 1995. Each director except Mr. Spinelli (who became a director on January 26, 1995) attended at least 75% of the aggregate of the number of Board meetings held and the number of meetings of committees on which he served that were held during the fiscal year ended June 24, 1995.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes of ownership with the Commission and each exchange on which the Company's securities are registered. Officers, directors and greater than ten percent stockholders are required by Commission regulations to furnish the Company with copies of all ownership forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain persons that no such forms were required for those persons, the Company believes that, during the fiscal year ended June 24, 1995, its officers, directors and greater than ten percent stockholders complied with all applicable Section 16 filing requirements.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company receive $400 for each meeting of the Board which they attend. In addition, each director who is not an employee of the Company is paid an annual retainer of $700 and receives an annual grant of options to purchase 1,500 shares of Common Stock.

EXECUTIVE OFFICERS

     Set forth below is a table identifying executive officers of the Company who are not identified in the table under the heading "Directors" above.

Name             Age    Position
----             ---    --------
Leslie Hodge      43    Secretary and Vice President - Administration
Lori Anderson     35    Treasurer and Controller

     Leslie Hodge.  Ms. Hodge joined the Company in September 1990 as Director
     ------------
of Human Resources for the AMSERV NURSES, INC. subsidiary and was promoted to Vice President of Human Resources in July 1991. In June 1992, she was named Vice President - Administration and Secretary of the Company. From 1981 through 1990, she was employed by PS Trading, Inc., a sister subsidiary of Pacific Southwest Airlines, as Vice President of Administration.

     Lori Anderson.  Ms. Anderson joined the Company in November 1993 as
     -------------
Director of Financial Planning and in December 1994 was promoted to Treasurer and Controller. From 1991 through 1993, she was employed by TheraTx, Incorporated, a provider of rehabilitation therapy services, as Accounting Manager and Controller. Ms. Anderson received her CPA Certificate in 1985 while working for Vekich, Arkema & Co., Chartered, an independent accounting and management advisory firm, where she worked as an auditor and accounting supervisor from 1984 through 1990.

     The Board of Directors elects officers annually and such officers serve at the discretion of the Board. There are no family relationships among any of the directors or executive officers of the Company.

SIGNIFICANT EMPLOYEES

     Set forth below is a table identifying significant employees of the Company.

Name             Age    Position
----             ---    --------
Kenneth Freeman   60    Regional Manager of AMSERV HEALTHCARE OF NEW
                        JERSEY, INC.

L. Diane Gurik    45    President, North Central Personnel Division
                        of AMSERV HEALTHCARE OF OHIO INC.

     Kenneth Freeman.  Mr. Freeman joined the Company in March 1991 when AMSERV
     ---------------
HEALTHCARE OF NEW JERSEY, INC. acquired the assets of Always Care of New Jersey, Inc. ("Always Care"), a home care company. Mr. Freeman founded Always Care in 1976. He continues as Regional Manager of the subsidiary supervising five home care offices in New Jersey.


     L. Diane Gurik.  Ms. Gurik joined the Company in June 1994 in conjunction
     --------------
with the acquisition of the assets of North Central Personnel, Inc. ("NCP") by AMSERV HEALTHCARE OF OHIO INC. ("AHO"), a wholly-owned subsidiary of the Company. Ms. Gurik founded NCP, a home care company, in 1983. She continues as the President of the North Central division of AHO.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Melvin L. Katten, a director of the Company, is a partner in the Chicago law firm of Katten Muchin & Zavis to which the Company incurred fees of $114,208 for certain legal services during the fiscal year ended June 24, 1995.

     On July 21, 1992, the Company acquired the assets of MED-PRO, Inc.
Pursuant to the terms of the acquisition, an interest-bearing loan of $100,000 was made to the seller, John Parker, the owner of 7.0% of the outstanding shares of Common Stock. Mr. Parker entered into a two-year Consulting Agreement with the Company as of June 1, 1994 which provided that the balance on such loan ($100,000) would be canceled immediately in exchange for consulting services over the succeeding two-year period.


     On June 10, 1994, the Company, through its wholly owned subsidiary AHO, acquired substantially all of the assets and property of NCP for an initial purchase price of $1,553,835. The Company paid $553,835 of the purchase price in cash, and the balance of $1,000,000 was financed by a promissory note payable to NCP. Following such acquisition, L. Diane Gurik, the founder of NCP, retained her position with NCP and in addition became the President of the North Central division of AHO. Pursuant to a stock purchase agreement between the Company and NCP dated as of April 7,

1995 (the "Stock Purchase Agreement"), the remaining balance on the promissory note ($833,334) and related accrued interest were exchanged for 426,794 shares of Class A Preferred. See "Certain Litigation" for a discussion of modifications to the voting rights of the Class A Preferred pursuant to the Settlement Agreements. Subsequently, 85,359 shares were redeemed in accordance with the terms of the Class A Preferred, and the remaining 341,435 shares were exchanged for 260,141 shares of Class B Preferred, making NCP the owner of 100% of the Company's outstanding preferred stock and approximately 7.4% of the Company's outstanding Voting Stock. Pursuant to the Stock Purchase Agreement, the final purchase price for the assets of NCP (which is contingent on an earnout and will be equal to the operating income of NCP for the three year period ending June 9,
1997) may not be less than $2,153,835 nor more than $2,553,835.

     On April 20, 1995, the Company accepted a promissory note from Eugene J. Mora, Chairman, Chief Executive Officer and President of the Company, in the amount of $198,440 in partial payment for 177,562 shares of Common Stock acquired upon the exercise of stock options held by Mr. Mora. The non-recourse promissory note, which matures in April 2000, was secured by 177,562 shares of Common Stock owned by Mr. Mora and bore interest at the rate of 10% per annum. On January 16, 1996, the promissory note was amended to become a recourse note secured by 110,000 shares of Common Stock owned by Mr. Mora, which will bear interest at the rate of 5.73% per annum.

     Also on January 16, 1996, the Company accepted a recourse promissory note from Mr. Mora in the amount of $199,342 in partial payment for 110,500 shares of Common Stock acquired upon the exercise of stock options held by Mr. Mora. The promissory note is secured by the 110,500 shares of Common Stock owned by Mr. Mora, bears interest at the rate of 5.73% per annum and matures in January 2001.

                             EXECUTIVE COMPENSATION

     The following table provides information with respect to all compensation paid by the Company during the fiscal years ended June 24, 1995, June 30, 1994 and June 30, 1993, to the Company's Chief Executive Officer, who is the only executive officer who had compensation (combined salary and bonus) in excess of $100,000 (the "Named Officer").

                           SUMMARY COMPENSATION TABLE

                                                                      Long-Term
                                                                      Compensa-
                                                                        tion
                                     Annual Compensation               Awards
                                     --------------------            -----------
                                                           Other     Securities
                                                          Annual     Underlying    All Other
         Name and                    Salary      Bonus    Compen-      Options     Compen-
    Principal Position      Year      ($)         ($)    sation($)       (#)       sation($)
    ------------------      ----     ------      -----   ---------   -----------   ---------
Eugene J. Mora              1995     298,000       --        --           --        1,710(1)
 Chairman, President and    1994     298,000       --        --           --        2,325
 Chief Executive Officer    1993     298,000       --        --        12,500       3,342

------------------------------

(1)  Company contributions to 401(k) Plan.

     The following table provides information regarding the Named Officer's unexercised options at June 24, 1995. No stock options or stock appreciation rights were granted to the Named Officer during fiscal 1995.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                         Number of Securities Underlying     Value of Unexercised
                                               Unexercised Options           In-the-Money Options
                    Shares                     at Fiscal Year-End             at Fiscal Year-End
                   Acquired     Value    -------------------------------  --------------------------
     Name         on Exercise  Realized   Exercisable     Unexercisable   Exercisable  Unexercisable
----------------  -----------  --------  --------------  ---------------  -----------  -------------
Eugene J. Mora      177,562    $139,063      175,500             0          $158,728         $0

EMPLOYMENT AGREEMENTS


     Pursuant to an Employment Agreement between Eugene J. Mora and the Company, which continues until terminated upon thirty days written notice, if Mr. Mora is terminated without cause, the Company shall pay to Mr. Mora the compensation he earned in the final year of his employment in each of the immediately following five years and shall transfer to Mr. Mora any individual life insurance policies owned by the Company. The Employment Agreement includes covenants which restrict Mr. Mora from certain business activities following termination of employment, for a period of one year.


     Pursuant to a Consulting Agreement between Mr. Mora and the Company, Mr. Mora will be retained as a consultant to the Company for the two years immediately following termination of his employment for which he will receive $129,200 per year in compensation. Pursuant to a resolution approved by the Board of Directors, Mr. Mora's health insurance coverage will be maintained by the Company following his retirement.


     Pursuant to an Employment Agreement between Leslie Hodge and the Company, which has a term of four years from the date of the agreement (March 21, 1995), if within thirty-six months following a "change in control" of the Company, Ms. Hodge is terminated without cause or Ms. Hodge terminates her employment for good reason, the Company shall (i) pay to Ms. Hodge a lump sum cash payment equal to three times the average annual compensation that was includible in Ms. Hodge's gross income during each of the past five years and (ii) continue Ms. Hodge's benefits for a period of thirty-six months. The Employment Agreement defines "change in control" to mean (a) any individual, entity or group acquires beneficial ownership of greater than fifty percent of the then outstanding shares of Common Stock or (b) the Company's stockholders approve a reorganization, merger, consolidation or similar transaction, unless such acquisition (as described in clause (a) above) or such transaction (as described in clause (b) above) is approved by the Company's Board of Directors. The Employment Agreement includes covenants which restrict Ms. Hodge from certain business activities following termination of employment (unless such termination is following a change in control and is by the Company without cause or by Ms. Hodge for good reason), for a period of one year.


     The Employment Agreement between Ms. Hodge and the Company was recently amended to provide that if within twenty-four months following a "board approved change in control," Ms. Hodge is terminated without cause or Ms. Hodge terminates her employment for good reason, the Company shall (i) pay to Ms. Hodge a lump sum payment equal to twelve months of the highest monthly base salary received by Ms. Hodge in any one of the past sixty months and (ii) continue Ms. Hodge's benefits for a period of twelve months. The Employment Agreement, as amended, defines "board approved change in control" to mean (a) any individual, entity or group acquires beneficial ownership of greater than fifty percent of the then outstanding shares of Common Stock or (b) the Company's stockholders approve a reorganization, merger, consolidation or similar transaction, and such acquisition (as described in clause (i) above) or such transaction (as described in clause (ii) above) is approved by the Company's Board of Directors.

     The Company is also a party to an Employment Agreement with Lori Anderson which contains identical terms to those set forth in the Employment Agreement, as amended, between Leslie Hodge and the Company, except that (i) if within thirty-six months following a "change in control" of the Company, Ms. Anderson is terminated without cause or Ms. Anderson terminates her employment for good reason, the Company shall (a) pay to Ms. Anderson a lump sum cash payment equal to one times the average annual compensation that was includible in Ms. Anderson's gross income during each of the past five years and (b) continue Ms. Anderson's benefits for a period of twelve months, and (ii) if within twenty-four months following a "board approved change in control," Ms. Anderson is terminated without cause or Ms. Anderson terminates her employment for good reason, the Company shall (i) pay to Ms. Anderson a lump sum payment equal to six months of the highest monthly base salary received by Ms. Anderson in any one of the past sixty months and (ii) continue Ms. Anderson's benefits for a period of six months.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth, as of January 29, 1996, certain information with respect to the beneficial ownership of the Company's Voting Stock by (i) each person known by the Company to own beneficially more than five percent of any class of the Company's Voting Stock, (ii) each director, (iii) the Named Officer and (iv) all of the directors and executive officers of the Company as a group.

Name and Address of                         Amount and Nature of
Beneficial Owner                         Beneficial Ownership(1)(2)         Percent of Class
-------------------                      --------------------------      ---------------------
Eugene J. Mora                                    544,527                16.3% of Common Stock
3252 Holiday Court, Suite  204                                           15.1% of Voting Stock
La Jolla, California 92037

John Parker                                       232,000                7.0% of Common Stock
P.O. Box 9582                                                            6.5% of Voting Stock
San Diego, California 92169

The Stockbridge Group                            202,844(3)              6.2% of Common Stock
2 South Street, Suite 360                                                5.7% of Voting Stock
Pittsfield, Massachusetts 01201

Melvin L. Katten                                  142,397                4.3% of Common Stock
525 West Monroe Street,  Suite 1600                                      4.0% of Voting Stock
Chicago, Illinois 60661

Michael A. Robinton                               125,548                3.8% of Common Stock
969 Commercial Street                                                    3.5% of Voting Stock
Palo Alto, California 94303

George A. Rogers                                   10,364                0.3% of Common Stock
6780 N. West Avenue, Suite 103                                           0.3% of Voting Stock
Fresno, California 93711

Ben L. Spinelli                                     375                           --
2-E Buckingham Road
West Orange, New Jersey 07052

North Central Personnel, Inc.                    260,141(4)            100% of Class B Preferred
713 South Main Street                                                    7.4% of Voting Stock
Mansfield, Ohio 44907

All Directors and Executive                       836,961                24.8% of Common Stock
 Officers As a Group (7 persons)                                         23.0% of Voting Stock

------------------------------

(1) Unless otherwise indicated below, the persons in the above table have sole voting and investment control with respect to all shares shown as beneficially owned by them, and all shares listed are Common Stock.

(2) Includes the following shares of Common Stock which may be acquired within 60 days of January 29, 1996 through the exercise of nonqualified stock options ("Option Shares"): Eugene J. Mora - 35,000 Option Shares; John Parker - 30,000 Option Shares; Melvin L. Katten - 10,365 Option Shares; Michael A. Robinton - 10,365 Option Shares; George A. Rogers - 8,711 Option Shares; Ben L. Spinelli - 375 Option Shares; and all directors and executive officers as a group - 68,566 Option Shares.

(3) Includes 400 shares of Common Stock held by Lenox Healthcare, Inc., 17,200 shares (including the 400 Lenox shares) of Common Stock held individually by Thomas M. Clarke, and 10,000 shares of Common Stock held individually by Lawrence B. Cummings, which were reported on Amendment No. 9 to a joint
     Schedule 13D dated January 19, 1996. According to the Schedule 13D, York Hannover Pharmaceuticals, Inc. has shared voting and dispositive power over 175,644 shares, Lenox Healthcare Inc. has shared voting and dispositive power over 400 shares, Mr. Clarke has sole voting and dispositive power over 17,200 shares and shared voting and dispositive power over 175,644 shares, and Mr. Cummings has sole voting and dispositive power over 10,000 shares and shared voting and dispositive power over 175,644 shares.

(4)  Shares of the Company's Class B Preferred.

                          SOLICITATION OF REVOCATIONS

COST AND METHOD

     The cost of the solicitation of revocations of consent will be borne by the Company. The Company estimates that the total expenditures relating to such solicitation (other than salaries and wages of officers and employees, but including costs of litigation related to the solicitation) will be approximately $525,000, of which approximately $380,000 has been spent to date. In addition to solicitation by mail, directors, officers and other employees of the Company may, without additional compensation, solicit revocations in person or by telecommunication. The Company has retained Georgeson & Company Inc., professional proxy solicitors, at a fee estimated not to exceed $50,000 plus reasonable out-of-pocket expenses, to assist in the solicitation of revocations. Approximately 40 persons will be utilized by such firm in its solicitation efforts. The Company will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the Company's consent revocation materials to, and obtaining instructions relating to such materials from, beneficial owners of shares of Voting Stock.

     The Company has also retained Batchelder & Partners, Inc. ("Batchelder"), an investment banking and financial advisory firm founded in 1988 by David H. Batchelder, to assist the Board in evaluating merger proposals. The Company has agreed to pay Batchelder a retainer of $200,000 to act as its financial advisor for a period of eighteen months beginning April 1, 1995. In addition, if Batchelder is to issue a fairness opinion in connection with a sale or merger of the Company, an additional fee of $250,000 will be paid by the Company.

PARTICIPANTS IN THE SOLICITATION


     Under applicable regulations of the Commission, each of the directors and certain of the executive officers of the Company are deemed to be "participants" in the Company's solicitation of revocations of consent. The business address of Mr. Mora and Ms. Hodge is 3252 Holiday Court, Suite 204, La Jolla, California 92037. The business address of Mr. Katten is 525 West Monroe Street, Suite 1600, Chicago, Illinois 60661. The business address of Mr. Robinton is 969 Commercial Street, Palo Alto, California 94303. The business address of Mr. Rogers is 6780
N. West Avenue, Suite 103, Fresno, California 93711. The business address of Mr. Spinelli is 2-E Buckingham Road, West Orange, New Jersey 07052.


     Ms. Hodge owns beneficially 10,000 shares of Common Stock. The share ownership of the remaining participants is set forth above under "Security Ownership of Certain Beneficial Owners and Management."

SHARE TRANSACTIONS BY PARTICIPANTS; OTHER CONTRACTS, ARRANGEMENTS AND UNDERSTANDINGS

     Purchases and Sales of Shares


     The following table sets forth all purchases and sales of the Company's securities during the past two years by the participants referred to above. All purchases and sales were made by Eugene J. Mora, except as otherwise provided.


             Number of                  Date of
          Shares Purchased              Purchase
             or (Sold)                  or Sale
             ---------                  --------
               5,390                    02/11/94
               2,000                    02/15/94
               7,000                    02/25/94
               2,000                    03/08/94
               8,000                    03/11/94
               5,000                    03/16/94
               4,000                    03/24/94
               8,000                    03/25/94
               7,000                    06/16/94
               4,000                    06/17/94
              13,000                    08/30/94
              10,000                    08/31/94
              15,000                    11/11/94
               1,000                    11/12/94
              10,000                    11/15/94
               5,000                    11/18/94
              10,000                    11/29/94
               6,000                    12/01/94
              15,000                    12/02/94
               1,200                    12/05/94
                100                     12/06/94
               3,900                    12/07/94
              11,000                    12/13/94
               1,000                    12/15/94
                400                     12/19/94
             67,562(1)                  04/18/95
                200                     04/18/95
             8,750(2)                   04/18/95
               1,000                    04/19/95
            110,000(1)                  04/20/95
               2,200                    04/21/95
            110,500(3)                  01/16/96
             1,250(2)                   01/16/96
              30,000                    01/26/96
              486,452

------------------------------

(1) The 67,562 shares and 110,000 shares of Common Stock were purchased through the exercise of stock options pursuant to a stock option plan, with personal funds in the aggregate amount of $156,097 and a Company promissory note in the original principal amount of $198,440. The non-recourse promissory note, which matures in April 2000, was secured by the 177,562 shares of Common Stock owned by Mr. Mora and bore interest at the rate of

     10% per annum. On January 16, 1996, the promissory note was amended to become a recourse note secured by 110,000 shares of Common Stock owned by Mr. Mora, which will bear interest at the rate of 5.73% per annum. As of January 29, 1996, the outstanding balance on such note was approximately $213,555.


(2)  These shares were purchased by Leslie Hodge.


(3) These shares were purchased through the exercise of stock options pursuant to a stock option plan, with personal funds in the amount of $1,105 and a recourse Company promissory note in the original principal amount of $199,342. The promissory note is secured by the 110,500 shares of Common Stock owned by Mr. Mora, bears interest at the rate of 5.73% per annum and matures in January 2001. As of January 29, 1996, the outstanding balance on such note was approximately $199,780.

     Other Contracts, Arrangements and Understandings with Participants

     The Company and NCP entered into a voting agreement and proxy dated
April 7, 1995 pursuant to which Mr. Mora was named agent to vote a proxy with respect to 426,794 shares of Class A Preferred then outstanding and owned by NCP on behalf of and at the direction of the Board. The voting agreement and proxy were subsequently rescinded as of May 12, 1995 pursuant to the Settlement Agreements. See "Certain Litigation."

     Except as set forth in this statement, (i) no participant referred to above is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any shares of Voting Stock and
(ii) neither any of the participants referred to above nor any of their respective associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transaction as to which the Company or any of its affiliates will or may be a party.

                               CERTAIN LITIGATION


     On April 27, 1995, Stockbridge commenced litigation in the Court of Chancery of the State of Delaware in and for New Castle County (the "Delaware Litigation") against the Company and its current directors, Melvin L. Katten, Eugene J. Mora, Michael A. Robinton, George A. Rogers and Ben L. Spinelli, seeking an order rescinding the transactions by which the Company exchanged a promissory note held by NCP for 426,794 shares of Class A Preferred and partially financed the exercise by Mr. Mora of stock options to acquire 177,562 shares of Common Stock, and preliminarily and permanently enjoining the Company from recognizing such stock, as well as any stock proposed to be issued in connection with a letter of intent referred to in the Company's April 13, 1995 press release, as validly issued for purposes of voting or exercising rights to consent.


     Following settlement discussions between Stockbridge and the Company, the parties entered into a Standstill Agreement and a Settlement Agreement and Release, both dated as of May 12, 1995 (collectively, the "Settlement Agreements"), pursuant to which Stockbridge agreed, among other things, to (i) revoke the consent delivered April 7, 1995, (ii) suspend its solicitation of consents to remove a majority of the Company's Board of Directors and (iii) dismiss with prejudice the Delaware Litigation. Under the Standstill Agreement, which expired on June 11, 1995, Stockbridge and the Company agreed to continue good faith discussions and receive more detailed information regarding a potential business combination involving the Company and York. In addition, the parties further agreed that solely for purposes of the Stockbridge Group's renewed consent solicitation, the shares of Class A Preferred would have no voting rights and would not be deemed as outstanding voting securities. In addition, a voting agreement between the Company and NCP with respect to the shares of Class A Preferred and a related irrevocable proxy were rescinded.

     On August 23, 1995, the Delaware Court of Chancery ordered the Company to reimburse Stockbridge for legal fees in the amount of $50,000 incurred in connection with the Delaware Litigation, which the Company paid on September 1, 1995.

                 STOCKHOLDER PROPOSALS FOR 1995 ANNUAL MEETING

     Stockholder proposals intended to be presented at the Company's 1995 annual meeting of stockholders must be received by the Company a reasonable time before the Company's solicitation is made for inclusion in the Company proxy statement and proxy relating to that meeting.

--------------------------------------------------------------------------------

                                   IMPORTANT

     If your shares of Voting Stock are held in "street-name," only your broker or bank can issue a revocation on your behalf and only upon receipt of your specific instructions. Please contact the person responsible for your account and direct that individual to submit a WHITE revocation card on your behalf. If you have any questions or need further assistance, please call our proxy solicitors, Georgeson & Company Inc., toll-free at (800) 223-2064.
--------------------------------------------------------------------------------

                                 By order of the Board of Directors



                                 Leslie Hodge
                                 Secretary


February ___, 1996

                               PRELIMINARY COPY

                                [FRONT OF CARD]

                             REVOCATION OF CONSENT
               SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                            AMSERV HEALTHCARE INC.
  IN OPPOSITION TO THE SOLICITATION OF STOCKBRIDGE INVESTMENT PARTNERS, INC.


     The undersigned, a holder of shares of common stock, par value $.01 per share ("Common Stock"), or Class B Preferred Stock, par value $.01 per share ("Class B Preferred," and together with the Common Stock, collectively, the "Voting Stock"), of AMSERV HEALTHCARE INC. (the "Company"), acting with respect to all the shares of Voting Stock held by the undersigned at the close of business on January 29, 1996, hereby acts as follows concerning the proposals of Stockbridge Investment Partners, Inc. ("Stockbridge") set forth below:

 THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A "REVOCATION" TO PROPOSAL
                                     NO. 1

             STOCKBRIDGE INVESTMENT PARTNERS, INC. PROPOSAL NO. 1

     Resolution that all of the present members of the Board of Directors of the Company and any person or persons elected or appointed to the Board of Directors prior to the effective date of the proposed actions are hereby removed without cause as directors of the Company.

___  REVOCATION

     The undersigned hereby revokes any and all consents and proxies for consents which the undersigned may have given for Stockbridge's Proposal No. 1.


___  NON-REVOCATION

     The undersigned does not revoke any consents or proxies for consents which the undersigned may have given for Stockbridge's Proposal No. 1.


 THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A "REVOCATION" TO PROPOSAL
                                     NO. 2

             STOCKBRIDGE INVESTMENT PARTNERS, INC. PROPOSAL NO. 2

     Resolution that Thomas M. Clarke, Lawrence B. Cummings, Dr. Stanley J. Evans, Thomas A. White and Brian A. Lingard are elected as directors of the Company to fill the vacancies on the Board of Directors occasioned by the foregoing removal of directors, to serve in that capacity until their successors are duly elected and qualified.

___  REVOCATION

     The undersigned hereby revokes any and all consents and proxies for consents which the undersigned may have given for Stockbridge's Proposal No. 2 (except with respect to the Stockbridge nominees listed below).

___  NON-REVOCATION

     The undersigned does not revoke any consents or proxies for consents which the undersigned may have given for Stockbridge's Proposal No. 2.


(INSTRUCTION: To revoke any and all consents and proxies for consents for Stockbridge's Proposal No. 2, mark the "REVOCATION" box; to not revoke any consents or proxies for consents for Stockbridge's Proposal No. 2, mark the "NON-REVOCATION" box; and to revoke any and all consents and proxies for consents only with respect to certain of the Stockbridge nominees for director, mark the "REVOCATION" box and write in the space provided below the names of those nominees for which consents and proxies for consents are NOT to be revoked.)

--------------------------------------------------------------------------------

     Please indicate your opposition to the Stockbridge proposals by marking the boxes for "Revocation" and signing, dating and mailing this revocation card promptly, using the enclosed postage-paid envelope. If you mark any of the boxes for "Non-Revocation," any consent you may have given to that particular Stockbridge proposal will not be revoked. If you need additional revocation cards or assistance, call Georgeson & Company Inc., toll-free at (800) 223-2064.

                               [REVERSE OF CARD]

     UNLESS OTHERWISE INDICATED ABOVE, THIS REVOCATION CARD REVOKES ALL PRIOR CONSENTS GIVEN WITH RESPECT TO ANY OR ALL OF THE PROPOSALS SET FORTH HEREIN.

     THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE REVOCATION OF CONSENT STATEMENT OF THE COMPANY, DATED FEBRUARY ___, 1996, IN OPPOSITION TO THE SOLICITATION OF STOCKBRIDGE INVESTMENT PARTNERS, INC. UNLESS YOU SPECIFY OTHERWISE, BY SIGNING AND DELIVERING THIS REVOCATION CARD TO THE COMPANY, YOU WILL BE DEEMED TO HAVE REVOKED CONSENT TO ALL OF THE PROPOSALS SET FORTH HEREIN.

     Revocations of consent can only be given by a stockholder of record.


                                              Dated: ____________________ , 1996


                                              ----------------------------------

                                              ----------------------------------

                                              ----------------------------------

                                              Please sign your name above
                                              exactly as it appears hereon and
                                              date your card. When shares are
                                              registered in the name of more
                                              than one person, the revocation
                                              card should be signed by all named
                                              holders. When signing as an
                                              attorney, executor, administrator,
                                              trustee or guardian, please give
                                              full title as such. If a
                                              corporation, please sign in full
                                              corporate name by president or
                                              authorized officer. If a
                                              partnership, please sign in
                                              partnership name by authorized
                                              person.